Exhibit 4.20

FINANCIAL ADVISORY SERVICES AGREEMENT

THIS FINANCIAL ADVISORY SERVICES AGREEMENT (this “Agreement”) is made on July 20, 2021 (the “Effective Date”), by and between:

A.	A-Labs Finance and Advisory Ltd. a company duly organized and existing under the laws of Israel, having its principal place of business at 18 Duvdevan St., Kadima, Israel (“A-Labs”); and

B.	Hub Cyber Security (Israel) Ltd., a company duly organized and existing under the laws of Israel, having its principal place of business at 17 Rothschild St., Tel Aviv, Israel (together with its affiliated entities the “Company”).

WHEREAS	A-Labs is a financial advisory firm providing strategic, marketing, advisory, corporate finance, mergers & acquisitions, investment banking and public offerings related services to its customers;

WHEREAS	The Company is interested in retaining A-Labs for the provision of the Services all as set forth herein below;

NOW THEREFORE, in consideration of the mutual agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

1.	The Services

1.1	Advisory Services. The Company hereby retains A-Labs, on an exclusive basis, to provide the Company with advisory services, including strategic, corporate finance, investment banking and public offerings related services (“Advisory Services”).

1.2	Introductory Services. The Company hereby engages A-Labs, for the purpose of introducing the Company to (“Introductory Services”):

1.2.1	potential investors approved in advance and in writing by the Company and listed on Exhibit 1.2.2 (the “Investor/s”) for the purpose of closing a transaction under which an Investor will invest funds in the Company whether by way of an equity financing or by way of CLA or SAFE, and whether done in a single investment or multiple investments, in consideration for Company’s securities; (“Financing Transaction”);

1.2.2	business partners that were approved in advance and in writing by the Company and listed on Exhibit 1.2.2 (“Business Partners”) for the purpose of securing a commercial transaction under which a Business Partner will purchase the Company’s products and services (“Commercial Transaction”).

1.3	Exclusivity. The Company hereby appoints A-Labs as its exclusive advisor with respect to the Advisory Services and non exclusive advisor with respect to the Introductory Service as described herein (together the “Services”).

1.4	Deliverables. It is hereby agreed that in the course of and for purposes of providing the Services hereunder A-Lab shall provide the Company with such deliverables, as set forth in Exhibit A (the “Deliverables”), which shall be subject to review and prior written approval by the Company prior to any use of the Deliverables for purposes of providing the Services above.

A-LABS FINANCE & ADVISORY LTD.

18 DUVDEVAN ST. KADIMA, ISRAEL

WWW.ALABS.CO

2.	Compensation

2.1	Retainer. During the term of this Agreement, Company shall pay to A-Labs a monthly retainer in the amount of US$ 70,000 (seventy thousand US Dollars) plus VAT at the applicable rate (the “Retainer”).

2.2	Financing Transaction Consideration. In addition to the Retainer, in respect of each Financing Transaction closed with a party listed on Exhibit 1.2.2 (including receipt of all funds thereunder) during the term of this Agreement and/or within a period of 12 (twelve) months from its termination or expiration, A-Labs shall be entitled to:

2.2.1	A cash consideration in an amount equal to 5% (five percent) of all nonrefundable recognized amounts actually received by the Company and/or its affiliates in such Financing Transaction (“Cash Consideration”); and

2.2.2	Be issued, for no consideration, a warrants exercisable into such number of shares of the Company (of the same class issued under the Financing Transaction) equal to the Cash Consideration divided by the price per share determined in the respective Financing Transaction (“Warrant” and “Warrant Shares” respectively); the Warrant may be exercisable in whole or in several portions for a period of 4 year from the date of issue; the exercise price payable for each Warrant Share is the average price per share quoted during the 30 business days period immediately prior to the date the Company’s board of directors approved the grant of such Warrants; the Warrant may be exercised for cash or via cashless exercise.

2.3	Commercial Transaction Consideration. In addition to the Retainer, in respect of each Commercial Transaction with a Business Partner listed on Exhibit 1.2.2 closed during the 12 months following the date such Business partner was added to Exhibit 1.2.2 term of this Agreement and within a period of 12 (twelve) months from its termination or expiration, A-Labs shall be entitled to 5% (five percent) from any and all non refundable and recognized revenues actually received by the Company and/or any affiliate thereof as a result of any Commercial Transaction (“Commercial Transaction Consideration”).

2.4	Engagement. Company acknowledges that A-Labs shall be entitled to the compensation pursuant to Section 2.2 and/or Section 2.3 only where the relevant investors and/or business partner have been introduced by A-Labs , approved by the Company in writing and listed on Exhibit 1.2.2.

2.5	Payment Terms.

2.5.1	The Retainer shall be paid by Company to A-Labs within 30 days from the end of the month in respect of which Retainer is paid, against a tax invoice provided by A-Labs.

2.5.2	The Cash Consideration shall be paid by the Company within 30 days from the closing (including receipt of all applicable funds by the Company) of the respective Financing Transaction against a tax invoice provided by A-Labs.

2.5.3	The Shares Consideration or the Warrants shall be issued and registered in the name of A- Labs within 21 days from the closing (including receipt of all applicable funds by the Company and subject to third party approval like Trustee, TASE.) of the respective Financing Transaction, against a tax invoice provided by A-Labs. A-Labs shall be responsible for the payment of any and all applicable taxes in respect of the Warrants or any other Consideration hereunder.

A-LABS FINANCE & ADVISORY LTD.

18 DUVDEVAN ST. KADIMA, ISRAEL

WWW.ALABS.CO

2.5.4	The Commercial Transaction Consideration shall be paid by Company to A-Labs within 30 days from the end of the months in respect of which the nonrefundable recognized revenues have been received by Company, in accordance with a report setting forth in details satisfactory to A-Labs the calculation of such Commercial Transaction Consideration, against a tax invoice provided by A-Labs.

2.5.5	VAT at the applicable rate shall be added to all payments hereunder. VAT at the applicable rate shall be added on top of the value of the Share Consideration and/or the Warrants and shall be paid by Company. A Labs shall be responsible for the payment of any and all other taxes. Company undertakes to provide A-Labs a valuation of the Warrants for the purpose issuing the respective tax invoice.

2.6	Marketing Budget. During the term of this Agreement, A-Labs shall assist with certain marketing activity in support of Company’s sales and marketing efforts. The budget for such marketing activity shall be reviewed monthly and paid together with the monthly retainer on a monthly basis and shall not exceed a total monthly sum of USD 280,000 (“Marketing”).

3.	Representations and Warranties of A-Labs

A-Labs hereby represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance by A-Labs of the Services and other duties and obligations hereunder, may violate in any way any prior agreement, contract, or other instrument to which A-Labs is a party or by which he is bound. A-Labs shall notify the Company in writing in any event of a potential conflict of interest in the provision of the Services hereunder, in which case the Company may immediately terminate this Agreement. A-Labs shall comply with applicable law in the provision of the Services hereunder.

4.	Relationship of the Parties

A-Labs is an independent contractor, and in no event shall A-Labs be construed to be, or deemed in any way to be an agent or employee of the Company. A-Labs is not be authorized or empowered to make any firm commitment, obligate, or give any warranties, agreement, statement, representation, or to create any obligation of any kind, on behalf of the Company. This Section 0 shall survive termination of this Agreement for any reason.

5.	Term and Termination

5.1	The term of this Agreement shall commence as of the Effective Date and shall remain in full force and effect for a period of 12 (twelve) months thereafter unless earlier terminated in accordance with Section 5.2 below (“Initial Term”). Thereafter, this Agreement shall be automatically renewed for additional terms of 12 (twelve) months (each a “Renewal Term”) unless either Party provides written notice to the other Party of its intention not to renew at least 30 days prior to the end of the Initial Terms or any of the Renewal Terms. The Renewal Terms and the Initial Term shall be referred to as the “Term”.

5.2	Either party may terminate this agreement with or without cause by giving to the other party not less than thirty (30) days prior written notice.

5.3	Notwithstanding termination or expiration of this Agreement, A-Labs shall be entitled to the Transaction Consideration as provided in Section 2.2 and Section 2.3 above.

A-LABS FINANCE & ADVISORY LTD.

18 DUVDEVAN ST. KADIMA, ISRAEL

WWW.ALABS.CO

6.	Confidentiality

Upon execution of this Agreement, the Parties shall enter into a Nondisclosure and Confidentiality Agreement in the form attached hereto as Exhibit B, which is hereby incorporated herein by reference as an integral part of this Agreement and shall survive termination of this Agreement for any reason.

7.	Miscellaneous

7.1	Nothing contained in this Agreement shall oblige the Company to consider, negotiate or consummate any Transaction whatsoever proposed or introduced by A-Labs in the performance of its Services hereunder.

7.2	This Agreement including its exhibits contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements or correspondence whether written or oral and any such agreements or correspondence are of no further force or effect.

7.3	This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel without giving effect to any choice of law or conflicting provision or rule (whether of the State of Israel or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Israel to be applied. The competent courts of the Tel Aviv-Jaffa district shall have sole and exclusive jurisdiction with respect to any disputes among the parties related to this Agreement. This Section 7.3 shall survive termination of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

/s/ Eyal Moshe
Company

By:	Eyal Moshe
Title:	Chief Executive Officer

/s/ Doron Cohen
A-Labs Finance and Advisory Ltd.
By:	Doron Cohen
Title:	Chief Executive Officer

A-LABS FINANCE & ADVISORY LTD.

18 DUVDEVAN ST. KADIMA, ISRAEL

WWW.ALABS.CO

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